Exhibit 99.2

Proofpoint Enters into Definitive Agreement to Acquire Wombat Security Technologies for $225 million in Cash; Moves into Phishing Simulation and Security Awareness Training Market

An industry-first combination of advanced threat protection capabilities with real-time phishing simulation and cybersecurity awareness and training

Sunnyvale, Calif.—February 6, 2018 — Proofpoint, Inc., (NASDAQ: PFPT), a leading cybersecurity company, has entered into a definitive agreement to acquire Wombat Security Technologies, Inc. Founded based on pioneering research into phishing attacks, Wombat is recognized by Gartner in the Leaders Quadrant of the Magic Quadrant for Security Awareness Computer-Based Training. The agreement is subject to customary closing conditions and is expected to close in the first quarter of 2018.

“Because threat actors target employees as the weakest link, companies need to continuously train employees and arm them with real-time threat data,” said Gary Steele, Proofpoint CEO. “The acquisition of Wombat gives us greater ability to help protect our customers from today’s people-centric cyberattacks, as cybercriminals look for new ways to exploit the human factor. We are thrilled to welcome Wombat’s employees to the Proofpoint team.”

As cyber criminals increasingly target companies through their employees, enterprises need to ensure they have the most effective security in place to enable employees to identify and avoid attacks that blend in with the way people work today. Proofpoint is committed to helping customers stay protected from the ever-growing proliferation of phishing attacks by providing the industry’s most comprehensive protection for corporate email, personal email, SaaS applications, and other forms of communication. With this acquisition, our customers will be able to use data from the most current phishing campaigns for simulations, as well as providing preventative phishing and cyber security education for end users, an industry-first integration between market-leading protection and awareness solutions. The integrated solution will become part of the advanced email solution suite, and will be available in the first half of 2018.

By combining Wombat’s market-leading technology with Proofpoint’s industry leading threat detection and intelligence, enterprises will have the most accurate insights into their employees’ vulnerability to the real phishing attacks that target them every day. In addition, by collecting user-reported phishing threat data from Wombat’s PhishAlarm solution, Proofpoint intelligence will amplify to include data on phishing campaigns as seen by non-Proofpoint customers, providing broader visibility and intelligence to the Proofpoint Nexus platform.

“Cybercriminals didn’t slow down in 2017. In fact, they showed us how tactical and targeted they can be. The continued proliferation of phishing and malware, new attacks via SaaS platforms, and the significant rise in damaging email fraud attacks all underscore the need to educate and empower end users,” said Joe Ferrara, CEO of Wombat. “We look forward to continuing our leadership and innovation as part of Proofpoint as we continue to lead the market for effective, measurable security awareness training which changes employee behavior and reduces enterprise risk.”

Contingent upon closing, Proofpoint expects Wombat to have the following contribution to its financial outlook for the full year 2018 under the ASC 606 accounting standard, as outlined in today’s earnings release:

•                  Increase the revenue range by $30 — $32 million.

•                  Increase the billings range by $30 — $32 million.

•                  Reduce the Non-GAAP net income range by $5 — 6 million.

•                  Increase the free cash flow range by $2 million.

Contingent upon closing, for the first quarter of 2018, Proofpoint also expects Wombat to reduce the Non-GAAP net income range by $1 million. It expects no other material impact to the rest of its financial outlook for the quarter.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media, SaaS applications, and mobile apps, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Connect with Proofpoint: Twitter | LinkedIn | Facebook | YouTube | Google+

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Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding certainty and timing of closing, future financial impact of the acquisition, future financial results for Proofpoint, and benefits of the acquisition and integration of Wombat’s products. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: risks related to integrating the employees; customers and technologies of the acquired business; assumption of unknown liabilities; ability to retain customers of Wombat; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; global economic conditions; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2017, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

We do not provide a reconciliation of the non-GAAP financial measures for the quarter ending March 31, 2018, and the full year 2018 included herein to our comparable GAAP financial measures because we could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures for those periods.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures have been provided in the financial statement tables included in our press release dated February 6, 2018, available on our investor relations website.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and loss on conversion of convertible debt.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments. The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision. As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

MEDIA CONTACT:	INVESTOR CONTACT:
KRISTY CAMPBELL	JASON STARR
PROOFPOINT, INC.	PROOFPOINT, INC.
408-517-4710	408-585-4351
KCAMPBELL@PROOFPOINT.COM	JSTARR@PROOFPOINT.COM